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                                   EXHIBIT 11
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


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RETURN ON EQUITY AND ASSETS

                                                                                             12/31/98
                                                                                             TO
                                                                   ANNUALIZED                6/30/99
                                                                   ----------                -------

Return on average total assets                                     0.66%                     0.33%
Return on average equity                                           6.34%                     3.17%
Dividend Payout Ratio                                              NA                        NA
Average Equity to Average Assets                                                             9.52%


STATEMENT OF COMPUTER PER SHARE EARNINGS


Net income before cumulative effect of change
  in accounting principle                                                                    897,373

Net income                                                                                   855,163

Average Shares Outstanding                                                                 2,472,500

Basic and diluted net income per share before effect of
  change in accounting principle                                                                0.36

Basic and diluted net income per share                                                          0.35
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